TECHNOLOGY LICENSE AGREEMENT


      This Technology License Agreement (this "Agreement") is made as of July 6, 2006 by and between DataLogic International, Inc., a Delaware corporation ("DataLogic"), IPN Communications, Inc., a California corporation ("IPN") and Huron Holdings, Inc., a Nevada corporation ("HHI").

      WHEREAS concurrently herewith Datalogic, IPN and HHI are consummating the closing of the transactions contemplated under the Asset Purchase Agreement, dated June 30, 2006, by and between DataLogic, IPN and HHI (the "Purchase Agreement")

      WHEREAS, DataLogic, a developer of GPS-based asset management devices, intends to license certain intellectual property rights to HHI, according to these terms and conditions; and

      WHEREAS, IPN, a developer of GPS-based asset management solutions, intends to license certain intellectual property rights to HHI, according to these terms and conditions;

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained hereinafter, the parties agree as follows:

      1.      Definitions

      "DataLogic Licensed Technology" means all of DataLogic's Intellectual Property Rights related to the vehicle and mobile asset tracking device known as Panther Trak (version Phoenix 1), including, without limitation, any source and object code related to the control of such device. The DataLogic Licensed Technology is as it exists on the date hereof in written and electronic documents, including schematics, data base tapes, software, source and object code for delivery to HHI, and, except for the foregoing, does not include delivery of any physical products or future modifications and enhancements to the DataLogic Licensed Technology.

      "Intellectual Property Rights" means any and all worldwide (a) rights associated with works of authorship, including copyrights, moral rights, and mask works; (b) trade secret rights; (c) patents and patent rights; (d) other proprietary rights in know-how, inventions, ideas, algorithms, formulae, methods, processes, techniques, proprietary information, software, semiconductor devices, and other types of technology; and (e) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing. As used in this Agreement, however, the term "Intellectual Property Rights" does not include trademark, trade name, or similar rights.

      "IPN Licensed Technology" means all of IPN's Intellectual Property Rights related to the vehicle and mobile asset tracking system known as BounceGPS, including, without limitation, any source and object code related to the mapping, automatic vehicle location (AVL), reports and administrative functionality of such system. The IPN Licensed Technology is as it exists on the date hereof in written and electronic documents, including schematics, data base tapes, software, source and object code for delivery to HHI, and, except for the foregoing, does not include delivery of any physical products or future modifications and enhancements to the IPN Licensed Technology. Notwithstanding the foregoing, the IPN Licensed Technology does not include any of IPN's rights under the Product License and Development Agreement, dated June 29, 2005, by and between CBS Holdings, Inc. and Locatient Ltd Co.

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      "Net Revenue" means the gross amount of all cash, in kind or other consideration received by a HHI at any time in consideration of the licensing or other distribution of the DataLogic Licensed Technology or IPN Licensed Technology, as the case may be, excluding any amounts received by HHI for sales and use taxes, shipping, insurance, duties, credits, and returns.

      2.  License Grants and Ownership.

      (a)  License Under DataLogic Licensed Technology.

      (i) DataLogic will promptly deliver to HHI the DataLogic Licensed Technology, and hereby grants to HHI a non-exclusive, worldwide, transferable (with right to sublicense) license to use, reproduce, modify, and create derivative works of the DataLogic Licensed Technology and to develop, make, have made, use, import, export, market and sell products containing or embodying such DataLogic Licensed Technology.

      (ii) All right, title and interest in and to the DataLogic Licensed Technology, and each element thereof (including all Intellectual Property Rights relating thereto), shall be and remain the sole and exclusive property of DataLogic, subject only to the license rights expressly granted in this Agreement. Any enhancements, modifications and derivative works of or to the DataLogic Licensed Technology made by or for HHI shall be the sole and exclusive property of HHI.

      (b) License Under IPN Licensed Technology.

      (i) IPN will promptly deliver to HHI the IPN Licensed Technology, and hereby grants to HHI a non-exclusive, worldwide, transferable (with right to sub-license) license to use, reproduce, modify, and create derivative works of the IPN Licensed Technology and to develop, make, have made, use, import, export, market and sell products containing or embodying such IPN Licensed Technology.

      (ii) All right, title and interest in and to the IPN Licensed Technology, and each element thereof (including all Intellectual Property Rights relating thereto), shall be and remain the sole and exclusive property of IPN, subject only to the license rights expressly granted in this Agreement. Any enhancements, modifications and derivative works of or to the IPN Licensed Technology made by or for HHI shall be the sole and exclusive property of HHI.

      3.  Royalties.

      (a) HHI agrees to pay DataLogic the following royalties (the "Royalties") in perpetuity:

      (i) a royalty equal to two percent (2%) of HHI's Net Revenue received from the distribution of any vehicle or mobile asset tracking device based substantially on the DataLogic Licensed Technology (a "Licensed Device"); and

      (ii) a royalty equal to five percent (5%) of HHI's Net Revenue received from the distribution of any vehicle or mobile asset tracking system based substantially on the IPN Licensed Technology (a "Licensed System").

      To the extent that HHI incorporates any Licensed Device or Licensed System into another product or service offering (a "Combined Offering"), Royalties will be payable on a portion of the Net Revenue received from the distribution of the Combined Offering equal to (x) the fair value

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of the Licensed Device or Licensed System included in the Combined Offering, divided by (y) the total Net Revenue received for the distribution of the
Combined Offering.   If applicable, HHI will provide DataLogic with a
calculation, in reasonable detail, of the Royalties payable on any Combined Offering in each Royalty Statement delivered pursuant to Section 4(b).

      (b)  Within 45 days following the end of each calendar quarter, HHI will
(i) deliver to DataLogic a statement (a "Royalty Statement") setting forth the calculation, in reasonable detail, of the Royalties payable by HHI with respect to such calendar quarter and (ii) pay all Royalties due to DataLogic as reflected in the Royalty Statement. All late payments will be assessed a late fee charge equal to the lesser of one and one-half percent (1-1/2%) per month or the maximum amount permitted by applicable law (the "Late Payment Fee").

      (c) DataLogic will be entitled to audit the records of HHI to verify the calculation set forth in any Royalty Statement, provided that such audit shall occur no more than twice per year. If such an audit discloses a deficiency in the Royalty paid of greater than five percent (5%), then HHI will pay the reasonable cost of such audit plus the Late Payment Fee on the deficiency from the time due until paid.

      (d) All payments and amounts due hereunder shall be paid without deduction, set-off, or counter claim and free and clear of any restrictions or conditions and without deduction for any taxes, levies, imposts, duties, fees, deductions, withholdings or other governmental charges, excluding taxes on DataLogic's overall net income.

      (d) If either (i) HHI fails to deliver a Royalty Statement to DataLogic or (ii) any Royalties remain unpaid, in either case, for a period of 30 days or more following the due date specified in Section 4(b) above (in either case, a "Royalty Default"), in addition to any other rights and remedies available to it, DataLogic shall be entitled to the remedies specified in
Article 5 below.

      4.     Disclaimers.

      (a)  General.    DATALOGIC AND IPN MAKE NO WARRANTIES IN THIS AGREEMENT
WITH RESPECT TO ANY INTELLECTUAL PROPERTY RIGHTS ASSIGNED TO OR LICENSED TO HHI IN THIS AGREEMENT, AND DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES (OTHER THAN THE EXPRESS WARRANTIES IN THE PURCHASE AGREEMENT), INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON INFRINGEMENT.

      (b)  Specific.    Without limiting the generality of Section 4(a) above,
nothing in this Agreement shall be construed as giving rise to:

      (i) a warranty or representation as to the validity or scope of any Intellectual Property Right assigned or licensed pursuant to this Agreement; or

      (ii) a warranty or representation that any manufacture, sale or use of any products will not infringe the intellectual property rights of others.

      (c) No Liability for Consequential Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER. Consequential, incidental, and indirect damages include, but


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are not limited to, lost profits, lost revenue, and loss of business opportunity, whether or not such party was aware or should have been aware of the possibility of these damages.

      5. Right to Terminate License Under DataLogic Licensed Technology and IPN Licensed Technology.

      (a)  If either:

      (i)  A Royalty Default occurs and is continuing; or

      (ii) An Event of Default (as defined in the Note issued pursuant to the Purchase Agreement) occurs and is continuing,

Then DataLogic, at its option, shall be entitled to terminate the licenses under the DataLogic Licensed Technology and IPN Licensed Technology granted
under Section 2.   The foregoing right shall be in addition to any other
rights and remedies available to DataLogic and IPN in respect of such Royalty Default or Event of Default.

     (b) On any termination of the licenses granted under Section 2, HHI agrees to immediately cease any further use of the DataLogic Licensed Technology and IPN Licensed Technology and to follow all reasonable directions of DataLogic for disconnection, removal and return of all DataLogic Licensed Technology to DataLogic and all IPN Licensed Technology to IPN. At its option, DataLogic may elect to allow HHI to continue using the DataLogic Licensed Technology and IPN Licensed Technology in accordance with the terms of this Agreement in order to fulfill any contractual obligations HHI has to its licensees and customers, subject to the continuation of HHI's obligation to pay Royalties to DataLogic. On any such termination, HHI further agrees, upon request by DataLogic, to notify licensees and customers that their license and sublicense agreements will be terminated in thirty (30) days. On any such termination, HHI shall surrender (i) to DataLogic possession of all tangible items of DataLogic Licensed Technology and (ii) to IPN possession of all tangible items of IPN Licensed Technology, in each case, except as necessary to fulfill its obligations under license and sublicense agreements continuing in effect after such termination in accordance with this Section 5(b).

      6. Confidential Information. The parties will keep confidential any information provided to it by the other party that is proprietary to the other party and marked confidential; provided such information shall not be considered proprietary once it is in the public domain by no fault of the other party. Such confidentiality will be maintained by the other party with the same care that such party would use for its own confidential information, but in any event with reasonable care.

      7. Complete Agreement. This is a complete agreement binding upon the parties, their heirs, successors and assigns. It may only be modified in writing signed by officers of both parties.

      8. Governing Law. This Agreement shall be governed by the laws of the State of California, excluding its choice-of-law provisions.

      9. Independent Contractors. Each party hereto shall be and remain an independent contractor, and nothing herein shall be deemed to constitute the parties as partners. Neither party shall have any authority to act, or attempt to act, or represent itself, directly or by implication, as an agent of the other or in any manner assume or create, or attempt to assume


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or create, any obligation on behalf of or in the name of the other, nor shall either be deemed the agent or employee of the other.

      10. Non-Waiver. No course of dealing or failure of either party to enforce strictly any term, right, obligation or provision of this Agreement shall be construed as a waiver of such provision.

      11. Severability. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from the Agreement and replaced by a valid and enforceable provision that achieves, as much as possible, the same purpose, and the remaining provisions of the Agreement shall continue in full force and effect.


      IN WITNESS WHEREOF, the parties have executed this Agreement.

DATALOGIC INTERNATIONAL, INC.

/S/ Keith Moore
___________________________
By:  Keith Moore
Title:  Chief Executive Officer


IPN COMMUNICATIONS, INC.

/s/ Khanh D. Nguyen
___________________________
By:  Khanh D. Nguyen
Title:  President


HURON HOLDINGS, INC.

/s/ David Walters
___________________________
By:  David Walters
Title:  Chief Executive Officer





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